Exhibit 3.1
THIRD CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
DERMTECH, INC.

DermTech, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby further amended by deleting the first paragraph of Article FOURTH thereof and replacing therewith the following:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 105,000,000 shares, consisting of 100,000,000 shares of Common Stock, $0.0001 par value per share (the “Common Stock”) and 5,000,000 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”).”

2.The Board of Directors of the Corporation has duly adopted resolutions (i) declaring this Third Certificate of Amendment to be advisable, (ii) adopting and approving this Third Certificate of Amendment, (iii) directing that this Third Certificate of Amendment be submitted to the stockholders of the Corporation for their approval at the 2023 Annual Meeting of the stockholders of the Corporation and (iv) recommending to the stockholders of the Corporation that this Third Certificate of Amendment be approved.

3.This Third Certificate of Amendment was submitted to and duly adopted and approved by the stockholders of the Corporation at the 2023 Annual Meeting of the stockholders of the Corporation in accordance with the provisions of Sections 222 and 242 of the Delaware General Corporation Law.

4.This Third Certificate of Amendment has been duly authorized, adopted and approved by the Corporation’s Board of Directors in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, DermTech, Inc. has caused this Third Certificate of Amendment to be signed by its duly authorized officer of the Corporation, on June 1, 2023.

DERMTECH, INC.

By:	/s/ Bret Christensen
Name:	Bret Christensen
Title:	Chief Executive Officer